EXHIBIT 99.1

Date: January 30, 2003

Contact: Christopher M. Jakubik, Vice President, Corporate Investor Relations, (617) 421-7968
               Eric A. Kraus, Vice President, Corporate Communications, (617) 421-7194

GILLETTE REPORTS RESULTS FOR THE FULL-YEAR AND
FOURTH-QUARTER 2002

Boston -- The Gillette Company today announced full-year and fourth-quarter results. For the year, Gillette reported strong gains in both net sales and net income as its blade and razor business reached a record high global market share for the second consecutive year and its oral care business scored strong sales and market share gains in both manual and power toothbrushes. In batteries, profit increased despite highly competitive market conditions that led to a major initiative to reduce pricing and promotional activity, intended to restore growth and value to the Duracell brand.

For the year, net sales increased to $8.45 billion, a gain of 5 percent from $8.08 billion in 2001. Volume increases accounted for nearly the entire sales gain. Foreign exchange had no material effect on reported sales, as strength in European currencies was offset by the unfavorable impact of weaker currencies in Latin America and in some emerging markets.

Net income from continuing operations for the year rose to $1.21 billion, 33 percent higher than the prior year. Diluted net income per common share from continuing operations increased 33 percent, to $1.14, compared with 86 cents a year ago. The adoption of SFAS 142 resulted in a total-year pre-tax decrease in amortization of $34 million, compared with 2001.

Excluding one-time items, net income from continuing operations increased by 13 percent to $1.18 billion. On the same basis, diluted net income per common share from continuing operations increased 13 percent to $1.12, compared with 99 cents a year ago. The one-time items include a pre-tax restructuring and impairment charge of $172 million in 2001; a pre-tax gain of $30 million from the sale of rights in 2002 for Vaniqa, a prescription cream that slows the growth of unwanted facial hair in women; and a $9 million pre-tax restructuring recovery in 2002.

Profit from operations for the year 2002 climbed to $1.81 billion, 21 percent above the previous year. Excluding the previously mentioned one-time items, profit from operations rose to $1.77 billion, a 6 percent increase from a year ago.

For the quarter, net sales rose 5 percent to $2.53 billion from $2.42 billion in the fourth quarter of 2001. A volume increase of 2 percent was complemented by a 3 percent positive impact of foreign exchange.

Net income from continuing operations increased 69 percent, to $339 million, compared with $200 million in the prior year. Diluted net income per common share from continuing operations of 32 cents grew 68 percent, from 19 cents in 2001. The adoption of SFAS 142 resulted in a fourth-quarter pre-tax decrease in amortization of about $9 million, compared with the prior year.

Excluding one-time items, net income from continuing operations decreased 1 percent to $333 million in 2002, compared with $335 million in 2001. On the same basis, diluted net income per common share from continuing operations of 32 cents was unchanged versus the fourth quarter of 2001. The one-time items were a $172 million pre-tax restructuring and impairment charge in the fourth quarter of 2001 and a $9 million pre-tax restructuring recovery in 2002.

Profit from operations for the quarter was $510 million, up 54 percent from the prior year. Excluding the previously mentioned one-time items, profit from operations was $501 million, marginally down from a year ago, as cost-savings initiatives and manufacturing efficiencies were offset by higher investment in advertising and incremental expenses relating to Functional Excellence, a multi-year program to improve costs and capabilities.

"We finished last year with good momentum that is carrying into 2003," said James M. Kilts, chairman and chief executive officer. "We made good progress last year on all three aspects of our turnaround -- financial, strategic and improving costs and capabilities.

"Our financial accomplishments are evident in gains that we made in all key metrics, including working capital, capital expenditures, free cash flow and return on assets," he said.

He noted that Gillette's strategic gains came in each of its core categories. "In Blades and Razors, we reached a global value market share of 72 percent, our highest ever, as strong growth continued for our Mach3 and Venus franchises. While the imminent sale of the Schick business will present new challenges this year, we intend to pursue our previously stated objectives. We will continue to stabilize our market share in disposables and drive the growth of the overall systems segment."

In batteries, Mr. Kilts said that "Duracell had a strong, double-digit increase in profit for the fourth quarter, while we also addressed the challenges of a difficult market environment with a planned reduction in prices and promotion that will help to restore growth and value for our Duracell brand. In Oral Care, we made gains in manual toothbrushes, the most profitable market segment, and in battery power toothbrushes, the fastest-growing segment. And our efforts to remove costs and strengthen our capabilities Company-wide -- our Functional Excellence program -- are now yielding results on both fronts. We are well on our way to meeting our target of removing more than $300 million in overhead by 2006, and our capabilities are improving in such critical areas as information technology, manufacturing and logistics," Mr. Kilts said.

The Company noted that it invested heavily in 2002 in both advertising, which climbed more than 12% compared with 2001, and in expenses associated with reducing costs and improving capabilities, which totaled $121 million in 2002. While these investments restrained operating margins, the Company said that they are strengthening Gillette's brands and its organization.

Results by business segment follow.

  Blade and Razor sales of $894 million for the fourth quarter increased 5 percent. Profit of $310 million was up 1 percent, compared with a year ago, reflecting the impact of increased advertising and incremental Functional Excellence costs. The Mach3 and Venus franchises continued to drive category growth and were major contributors to Gillette's record global blade and razor value share. The two brands also accounted for 32 percent of the global market and 40 percent of the U.S. market. In the U.S., Mach3Turbo, launched in March 2002, is the Company's most successful line extension ever. Mach3Turbo is now the number one razor with a value share of 33 percent. For the total year, sales of $3.44 billion were 7 percent higher than in 2001, and profit of $1.30 billion increased 14 percent from the prior year. These results reflect the continuing success of Gillette's trade-up strategy, as the product mix increasingly favors high-margin premium shaving systems.

  Duracell sales of $656 million for the quarter decreased 2 percent, while profit climbed 32 percent, to $110 million. Margin in the quarter improved considerably as substantial cost savings and lower goodwill amortization more than countered the negative effect of unfavorable shifts in mix among brands, pack sizes and retail channels, as well as costs associated with Functional Excellence. For the total year, sales of $1.90 billion fell 3 percent, while profit of $233 million increased 7 percent, reflecting manufacturing efficiencies, overhead cost savings and lower goodwill amortization. Importantly, Duracell achieved its goal of maintaining its leading market share for the year. Earlier this month, Duracell announced a price-deal realignment program for the U.S. that will enhance Duracell's competitiveness, increase the potential for growth in the battery category and simplify comparisons for consumers.

  Oral Care sales of $387 million for the quarter increased 11 percent, and profit of $59 million decreased 23 percent. The strong sales growth reflected gains by the Oral-B battery toothbrush and Oral-B Stages children's toothbrushes in North America and Europe and entry-level manual toothbrushes in developing markets. These increases were partially offset by unfavorable pricing and higher promotional support resulting from increased competitive activity in the battery segment. The quarter's lower profit and margin resulted from higher advertising and promotional support behind new products, some shift in mix toward battery power and incremental Functional Excellence costs. For the year, sales of $1.25 billion grew 9 percent from a year ago. Profit of $222 million decreased 7 percent versus the prior year, due to increased marketing spending, including a double-digit boost in advertising, and incremental Functional Excellence expenses. Gillette's value share of the total brushing market in the U.S. rose 1.6 points in 2002 to 30.5 percent, reflecting the strong performance of CrossAction and Stages manual toothbrushes and the growth of Braun Oral-B premium battery power toothbrushes.

  Braun sales of $371 million for the quarter were 12 percent higher than a year ago, or 6 percent in constant currency. Profit of $28 million decreased 13 percent. Sales gains were driven by the strong performance of new electric shavers, including the world's number one selling Braun Syncro system, in all major markets. In North America, strong consumer demand drove Braun shaver shares higher during the key Christmas selling period. Increased marketing expenditures and significant incremental Functional Excellence costs more than offset favorable product mix and manufacturing cost savings. For the year, sales of $1.06 billion increased 8 percent, while profit of $75 million dropped 23 percent, also due to increased marketing expenses and incremental Functional Excellence costs.

  Personal Care sales of $221 million for the quarter were 3 percent higher than in the previous year, and profit of $18 million decreased 12 percent. Gains by PowerStripe antiperspirants and deodorants in North America, as well as sales growth in Europe, particularly in male and female shave preparations, were partially countered by softness in Latin America, due to ongoing economic weakness and increased competitive activity. The decline in profit reflected higher marketing expenses and incremental Functional Excellence costs that were partially offset by savings related to strategic sourcing initiatives. For the year, sales of $816 million increased 2 percent, and profit of $51 million fell 25 percent, due to increased marketing spending for new products and Functional Excellence costs.

Net interest expense was substantially lower in the quarter and for the total year. Excluding certain portions of the 2001 restructuring and asset impairment charge, the effective income tax rate in the fourth quarter and for the full year was 31 percent, unchanged from the previous year.

The Company continued to make substantial progress on its working capital initiatives. Trade receivables ended the year at $1.20 billion, representing a $271 million reduction from year-end 2001. Improvements were made on inventories, which were down $82 million versus a year ago. Accounts payable increased by $180 million, or 45 percent, compared with the previous year, driven by renegotiated terms.

This strong working capital performance contributed to improved free cash flow. In the quarter, free cash flow was $543 million. For the total year, $1.72 billion in free cash flow, or an increase of 12 percent, was generated. The Company also repurchased 14 million shares during 2002, at a cost of $427 million. Capital expenditures, at $405 million in 2002, were $219 million, or 35 percent, lower than in 2001. Total debt less cash and cash equivalents was reduced by more than $514 million to $2.86 billion, a 15 percent reduction versus a year ago.

This release contains “forward-looking statements” about the Company’s future performance. There are, however, a number of factors that can affect the Company’s future prospects and progress. These include, among other things, the acceptance of new products, economic conditions and the competitive market environment, all of which contain elements of uncertainty. Please refer to the Cautionary Statements contained in the Company’s 10-K and 10-Q filings for a more detailed explanation of the inherent limitations in such forward-looking statements.

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The consolidated income statement data follow.

(Millions, except per share amounts)

                                                 Three Months Ended            Twelve Months Ended
                                                        December 31                December 31
                                                   2002           2001           2002            2001

Net Sales                                        $2,529         $2,418         $8,453          $8,084

Profit from Operations                           $  510 (a)     $  331 (b)     $1,809 (c)      $1,498 (b)

Income from Continuing Operations                $  491         $  313         $1,752          $1,342
before
    Income Taxes
Income Taxes                                     $  152         $  113         $  543          $  432
Net Income from Continuing Operations            $  339 (a)     $  200 (b)     $ 1,209(c)      $  910 (b)

Net Income from Discontinued Operations          $      7             -        $        7            -
Net Income                                       $  346 (a)     $  200 (b)     $ 1,216(c)      $  910 (b)

Net Income per
Common Share:
-Basic:
     Continuing Operations                       $.32 (a)       $.19 (b)       $1.15 (c)       $.86 (b)
     Discontinued Operations                     $.01           $.00           $0.00           $.00
     Net Income                                  $.33 (a)       $.19 (b)       $1.15 (c)       $.86 (b)

-Assuming Full Dilution:
     Continuing Operations                       $.32 (a)       $.19 (b)       $1.14 (c)       $.86 (b)
     Discontinued Operations                     $.01           $.00           $0.01           $.00
     Net Income                                  $.33 (a)       $.19 (b)       $1.15 (c)       $.86 (b)

 Net Income Per Common Share from Continuing     $.32           $.32           $1.12           $.99
Operations Before Restructuring, Asset
Impairment and Vaniqa gain, Assuming Full
Dilution

Average Number of Common Shares Outstanding:
    Basic
    Assuming Full Dilution                       1,051          1,055          1,055           1,055
                                                 1,053          1,059          1,059           1,058

The data reported above for the three months ended December 31, 2002 and 2001 and for the twelve months ended December 31, 2002, are based on unaudited statements of income, but include all adjustments that the Company considers necessary for a fair presentation of results for these periods.

  Includes $9 million pretax ($6 million after tax) total recovery to the 2000 and 2001 restructuring reserves with no impact on fully diluted earnings per share
  Includes a $172 million pretax ($135 million after tax) charge for restructuring and asset impairment or thirteen cents on fully diluted earnings per share.
  Includes a $30 million pretax ($21 million after tax) gain from the sale of Vaniqa, or two cents on fully diluted earnings per share and a $9 million pretax ($6 million after tax) total recovery to the 2000 and 2001 restructuring reserves with no impact on fully diluted earnings per share

# # #

The condensed consolidated balance sheet data follow.

(Millions)

                                                      December 31,       December 31,
                                                             2002                2001

Cash and Cash Equivalents                                $  801             $  947
Net Trade Accounts Receivable                             1,202              1,473
Inventories                                                 928              1,011
Other Current Assets                                        866              1,001
Net Assets of Discontinued Operation                          -                 23
Net Property, Plant and Equipment                         3,565              3,548
Other Assets, Including Goodwill and
     Intangibles                                          2,501              1,966

Total Assets                                            $ 9,863            $ 9,969

Total Debt                                              $ 3,657            $ 4,317
Other Current Liabilities                                 2,288              2,175
Other Noncurrent Liabilities                              1,658              1,306
Contingent Value Put Options                                  -                 34

Stockholders´ Equity                                      7,652              7,102
Treasury Stock                                           (5,392)            (4,965)
Net Stockholders’ Equity                                  2,260              2,137

Total Liabilities and Stockholders’ Equity              $ 9,863            $ 9,969

Total Debt Less Cash and
Cash Equivalents                                        $ 2,856            $ 3,370

The data reported above for December 31, 2002, are based on an unaudited balance sheet, but include all adjustments that the Company considers necessary for a fair presentation of financial position at December 31, 2002.

# # #

The Company's calculation of Free Cash Flow (defined as net cash provided by operating activities less additions to property, plant and equipment plus disposals of property, plant and equipment), and the reconciliation of Free Cash Flow to the Increase/(Decrease) in Cash and Cash equivalents in accordance with Generally Accepted Accounting Principles (GAAP) follows.

(Millions)

                                               Three Months Ended December 31            Twelve Months Ended December
                                                                                                      31
                                           ---------------------------------------      ------------------------------------

                                                   2002               2001                  2002               2001

Profit From Operations                            $  510              $ 331                 $ 1,809            $ 1,498
  Depreciation/Amortization                          129                150                     500                509
  Working Capital (a)                                340                357                     502                537
  Capital Expenditures                             (127)              (175)                     (405)              (624)
  Asset Disposals                                     12               (25)                      43                 59
  Taxes                                            (152)              (113)                     (543)              (432)
  Interest                                          (12)               (25)                      (59)              (141)
  Other                                            (157)                212                     (131)               121
                                                  ______             ______                 _______             ________
Free Cash Flow                                    $  543             $  712                 $ 1,716             $ 1,527

Net Cash Provided (Used) by Financing              (728)                172                 (1,844)              (735)
     Activities
Net Cash Provided (Used) by                            4                (5)                    (22)                 93
     Discontinued Operations
Exchange and Other                                     1                  -                       4                  -

Increase (Decrease) in Cash and Cash             $ (180)              $ 879                 $ (146)              $ 885
     Equivalents (GAAP basis)

(a)     Includes changes in accounts receivables, inventories, accounts payable and other current assets and liabilities.

The data reported above for the three months ended December 31, 2002 and 2001 and for the twelve months ended December 31, 2002, are based on unaudited financial statements, but include all adjustments that the Company considers necessary for a fair presentation of results for these periods.

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